Exhibit 5 (b)
HUNTON & WILLIAMS LLP
BANK OF AMERICA PLAZA
SUITE 3500
101 SOUTH TRYON STREET
CHARLOTTE, NORTH CAROLINA 28280
TEL      704 • 378 • 4700
FAX     704 • 378 • 4890
November 17, 2008
Carolina Power & Light Company
d/b/a Progress Energy Carolinas, Inc.
410 South Wilmington Street
Raleigh, North Carolina 27601
Registration Statement on Form S-3 Relating to
an Indeterminate Amount of Securities
Ladies and Gentlemen:
     We have acted as counsel to Carolina Power & Light Company d/b/a Progress Energy Carolinas, Inc., a North Carolina corporation (the “Company”), in connection with the registration by the Company of an indeterminate amount of its (i) first mortgage bonds (the “First Mortgage Bonds”), (ii) debt securities that will be secured by First Mortgage Bonds until the Release Date, as defined in the Prospectus (the “Senior Notes”), (iii) unsecured debt securities (the “Debt Securities”) and (iv) shares of preferred stock (the “Preferred Stock”) on terms to be determined at the time of sale (the First Mortgage Bonds, Senior Notes, Debt Securities and Preferred Stock are referred to collectively as the “Securities”), as set forth in the Registration Statement on Form S-3 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act of 1933, as amended (the “Act”). The Securities are to be issued in one or more series and are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein (the “Prospectus”) and any amendments or supplements thereto.
     The opinions contained in this letter are based upon an examination of the following:
A.	the Registration Statement and the Prospectus;

B.	the Mortgage and Deed of Trust, dated as of May 1, 1940, as supplemented (the “Mortgage”), between the Company and The Bank of New York Mellon (formerly Irving Trust Company) and Douglas J. MacInnes (successor to Frederick G. Herbst), as Trustees;

Carolina Power & Light Company
d/b/a Progress Energy Carolinas, Inc.
November 17, 2008

C.	the Indenture (for Senior Notes), dated as of March 1, 1999, as supplemented and amended (the “Senior Note Indenture”), between the Company and The Bank of New York Mellon (formerly The Bank of New York), as Trustee;

D.	the Indenture (for Debt Securities), dated as of October 28, 1999, between the Company and The Bank of New York Mellon (successor to The Chase Manhattan Bank), as Trustee, and the Indenture (for [Subordinated] Debt Securities), filed as Exhibit 4(b)(5) to the Registration Statement, between the Company and a trustee to be selected by the Company in the future (each, a “Debt Securities Indenture,” collectively with the Mortgage and the Senior Note Indenture, the “Indentures”);

E.	the Restated Charter of the Company, as amended to date, as certified by the Assistant Secretary of the Company on the date hereof;

F.	the By-laws of the Company, as amended to date, as certified by the Assistant Secretary of the Company on the date hereof; and

G.	the minutes of the Board of Directors of the Company dated September 15, 2008 authorizing the registration, issuance and sale by the Company of one or more series of the Company’s First Mortgage Bonds, Senior Notes, Debt Securities and Preferred Stock, as certified by the Assistant Secretary of the Company on November 5, 2008.
     We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. We call your attention to the fact that neither the Mortgage nor the form of the First Mortgage Bonds contains a provision specifying the law by which it is to be governed. For purposes of the opinions expressed in paragraph 2 below, we have assumed that the Mortgage and the First Mortgage Bonds will be governed by the laws of the State of North Carolina. The opinions expressed herein are limited to the laws of the States of North Carolina and New York and the federal law of the United States.
     As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that at the time of execution, authentication, issuance and delivery of the First Mortgage Bonds, Senior Notes and Debt Securities, the Indentures will be valid and legally

Carolina Power & Light Company
d/b/a Progress Energy Carolinas, Inc.
November 17, 2008

binding obligations of the applicable trustees thereunder. In regard to our opinion set forth in paragraph 1 below, we are relying without independent investigation on our review and examination of a certificate of the Secretary of State of the State of North Carolina as to the due incorporation of the Company under the laws of the State of North Carolina as of November 12, 2008.
     With respect to our opinion as to the Preferred Stock, we have assumed that, at the time of issuance and sale, a sufficient number of shares of Preferred Stock are authorized, designated and available for issuance and that the consideration for the issuance and sale of the Preferred Stock (or Debt Securities convertible into Preferred Stock) is in an amount that is not less than the par value of the Preferred Stock.
     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:
     1. The Company has been duly incorporated under the laws of the State of North Carolina.
     2. Assuming that (a) the Registration Statement and any required post-effective amendments thereto have all become effective under the Securities Act of 1933, as amended, and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (b) the Indentures have been duly authorized by the Securities Pricing Committee of the Company (the “Pricing Committee”), which committee has been previously appointed by resolution of the Board of Directors of the Company (the “Board”) and authorized to act without further Board action; (c) the Indentures, in substantially the forms that will be filed as an exhibit to the Registration Statement, have been duly executed and delivered by the Company and the Trustee; (d) the issuance and the financial and other terms of the First Mortgage Bonds, Senior Notes and Debt Securities have been duly authorized by the Pricing Committee; (e) the terms of the First Mortgage Bonds, Senior Notes and Debt Securities and of their issuance and sale have been established in conformity with the applicable Indenture, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, so as to be in conformity with the Company’s Restated Charter and By-laws, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; (f) the First Mortgage Bonds, Senior Notes and Debt Securities have been duly executed and delivered by the Company and authenticated by the Trustee pursuant to the applicable Indenture and delivered against payment therefor, and (g) the North Carolina Utilities Commission and the Public Service Commission of South Carolina have each entered orders authorizing the issuance and sale of the Securities and such orders are effective at the time of issuance, then the First Mortgage Bonds, Senior Notes and Debt Securities, when issued and sold in accordance with the applicable Indenture and a duly authorized, executed and delivered purchase, underwriting or similar agreement will be valid and legally binding obligations of the Company, enforceable against the Company, under North

Carolina Power & Light Company
d/b/a Progress Energy Carolinas, Inc.
November 17, 2008

Carolina or New York law as applicable, in accordance with their terms, subject to (x) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally and (y) general principles of equity (regardless of whether considered in a proceeding at law or in equity).
     3. Assuming that (a) the Registration Statement and any required post-effective amendments thereto have all become effective under the Securities Act of 1933, as amended, and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (b) the terms and issuance of the Preferred Stock have been duly authorized by all necessary corporation action on the part of the Company, including the due filing of Articles of Amendment relating to the Preferred Stock; (c) the terms of the shares of Preferred Stock and their issuance and sale do not violate any applicable law, are in conformity with the Company’s Restated Charter and By-laws; (d) the Preferred Stock has been issued and sold upon the terms and conditions set forth in the Registration Statement, the Prospectus, the applicable supplement to the Prospectus and the applicable definitive underwriting agreement approved by the Board or Pricing Committee; and (e) the certificates, if any, for the Preferred Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Preferred Stock, when issued and sold as contemplated in the Registration Statement, the Prospectus and the related Prospectus Supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Commission.
Very truly yours,
/s/ Hunton & Williams LLP
02151/08345/11575